Exhibit 8.1

Subsidiaries of Registrant

Shenzhen Vande Technology Co., Limited

Guo Gangtong Trade (Shenzhen) Co., Ltd

Wunong Technology (Shenzhen) Co., Ltd

Wunong Catering Chain Management (Shenzhen) Co., Ltd

Wunong Technology (Liaoning) Co., Ltd

Wude Agricultural Technology (Shanghai) Co., Ltd;

Baode Supply Chain (Shenzhen) Co., Ltd

Wunong Technology (Shanxi) Co., Ltd